Exhibit 99.1

DIGITAL ALLY, INC. ANNOUNCES 2019

SECOND QUARTER OPERATING RESULTS

LENEXA, Kansas (August 14, 2019) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the second quarter of 2019. An investor conference call is scheduled for 11:15 a.m. EDT on Thursday, August 15, 2019 (see details below).

Recent Development

On August 5, 2019, we entered into a securities purchase agreement with several institutional investors providing for the issuance of (i) 8% Senior Secured Convertible Promissory Notes due August 4, 2020 (the “Notes”) with a principal face amount of $2,777,779, which Notes are convertible at a price per share of $1.40; (ii) five-year warrants exercisable to purchase 571,428 shares of Common Stock at an exercise price of $1.8125 per share, which warrants are immediately exercisable upon issuance and on a cashless basis if we have not registered the warrants within 180 days after their date of issuance; and (iii) 89,285 shares of Common Stock. Pursuant to the Purchase Agreement. The investors purchased the securities for a purchase price of $2,500,000 and we will apply the proceeds to working capital.

Highlights for Quarter Ended June 30, 2019

●	Revenues decreased in second quarter 2019 to $2,546,983 from $3,563,550 in second quarter 2018. The primary reason for the revenue decrease in the second quarter 2019 is that we continue to face challenges for our in-car and body-worn systems because our competitors have released new products with advanced features and have maintained their product price cuts. Our law enforcement revenues declined over the prior period due to price-cutting, willful infringement of our patents and other actions by our competitors and adverse marketplace effects related to the patent litigation. We introduced a new product platform, the EVO-HD, specifically for in-car systems for law enforcement late in June 2019 to address our competitors’ new product features. This new product platform utilizes advanced chipsets that will generate new and highly advanced products for our law enforcement and commercial customers, and we believe will improve product revenues in future quarters.

●	Our objective is to expand our recurring service revenue to help stabilize our revenues on a quarterly basis. Revenues from extended warranties have been increasing and were approximately $343,119 for Q-2 2019, an increase of $69,648 (25%) over the comparable quarter in 2018. Additionally, revenues from cloud storage remained steady in Q-2 2019 at $169,874 compared to approximately $181,419 for the prior year period. We are pursuing several new market channels that do not involve our traditional law enforcement and private security customers, such as our NASCAR, KMC Brands and Kansas City Chiefs relationships, which we believe will help expand the appeal of our products and service capabilities to new commercial markets. If successful, we believe that these new market channels could yield additional recurring service revenues for us in the future.

●	We asserted two significant patent infringement lawsuits involving Axon and WatchGuard that have had significant impacts on our quarterly results primarily due to the timing and amount of legal fees expended on such lawsuits. We settled the WatchGuard lawsuit in May 2019 for $6.0 million. In June 2019 the Court granted Axon’s Motion for Summary Judgment, accepted Axon’s position that it did not infringe on our patents and dismissed the lawsuit. We have appealed the Court’s ruling and believe this ruling will be reversed on appeal. Future quarterly results during 2019 and possibly beyond will continue to be impacted as this appeal is heard and if the case moves to trial. If we win the appeal and the case moves to trial, the jury will determine whether Axon infringed our patents.

●	We recently announced a new partnership with KMC Brands, based in Desoto, KS. The two companies have agreed to a five-year exploratory venture to develop a documentation and validation program to ensure that all of the industrial hemp grown and processed by KMC Brands is certified and traceable from start to finish.

●	We have entered into a multi-year agreement with the Kansas City Chiefs Football Club to provide the Chiefs’ security personnel with our innovative body-worn video cameras and cloud-based storage software to document interactions between security personnel and guests. As an industry leader in video solution products, we will provide the Kansas City Chiefs with a full turn-key video solution before, during and after events at Arrowhead Stadium.

●	We also won the 2019 Golden Eagle Award winner at the National Sports Safety and Security Conference & Exhibition. This prestigious industry award for the deployment of our patented FirstVu HD body-worn camera technology at MetLife Stadium in East Rutherford, New Jersey home of the New York Giants and New York Jets football teams.

Management Comments

“We continue to face increased challenges for our in-car and body-worn systems due to our competitors releasing new products with advanced features, maintaining their product price cuts and in some cases infringing on our patents,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “We continue to expand our recurring service-based revenue to help stabilize and grow our revenues on a quarterly basis. We’ve introduced a new product platform, the EVO-HD, designed specifically for in-car systems in June 2019 to address our competitors’ new product features which we believe will be attractive to customers and help us regain market share. We are also pursuing several new market channels that do not involve our traditional law enforcement and private security customers, including our technology partner affiliation with NASCAR, KMC Brands and the Kansas City Chiefs, which we believe will help expand the appeal of our products and service capabilities to new commercial markets. If successful, these new market channels could yield recurring service revenues in the future.”

“We are pleased that we have settled our lawsuit with WatchGuard. The settlement should serve notice to the industry that we are the rightful owner of ‘auto-activation’ patents and that we intend to defend our patents and to hold infringing parties responsible for their actions. We are disappointed with what we believe is the Court’s misreading of our patent rights in our lawsuit with Axon, but remain confident that the ruling will be reversed on appeal,” concluded Ross.

Second Quarter Operating Results

For the three months ended June 30, 2019, our total revenue decreased by 29% to approximately $2.5 million, compared with revenue of approximately $3.6 million for the three months ended June 30, 2018. The primary reason for the revenue decrease in the second quarter 2019 is that we continue to face increased challenges for our in-car and body-worn systems because our competitors have released new products with advanced features, maintained their product price cuts and continued to willfully infringe our patents. We also are experiencing certain adverse marketplace impacts related to the patent litigation. We introduced our EVO-HD late in second quarter 2019 with the goal of enhancing our product line features to meet these competitive challenges. Our gross margin decreased 41% to $950,812 for the three months ended March 31, 2019 versus $1,618,467 in 2018.

The gross margin decrease is commensurate with the 29% decrease in total revenues and an increase in our cost of sales as a percentage of revenues to 63% during the three months ended June 30, 2019 from 55% for the three months ended June 30, 2018. We believe that gross margins will improve during 2019 if we improve revenue levels primarily through the introduction of products such as the EVO-HD, continue to reduce product warranty issues and shift our revenues to higher-margin cloud services.

Selling, General and Administrative (“SG&A”) expenses decreased approximately 153% to $(1,616,830) in the three months ended June 30, 2019 versus $3,055,776 a year earlier. The significant decrease was fueled by the patent litigation settlement of $6.0 million that we received in second quarter 2019. Exclusive of the patent litigation settlement selling, general and administrative expenses as a percentage of sales increased to 172% in second quarter 2019 compared to 85% in the same period in 2018. A portion of the increase is attributable to sponsorship of the NASCAR race in May 2019 and efforts to expand brand awareness and leverage our relationship with NASCAR for business opportunities. Additionally, we increased our staffing from 83 at June 30, 2018 to 113 at June 30, 2019 and paid bonuses to executives during the three months ended June 30, 2019.

We reported an operating income of $2,567,642 for the three months ended June 30, 2019, compared with an operating loss of ($1,437,309) in the previous year.

We elected to record the obligation related to the Proceeds Investment Agreement (“PIA”) at fair-value. Accordingly, the estimated fair value of the obligation increased as a result of the $6.0 million litigation settlement with WatchGuard and the delay in the Axon patent litigation caused by the unfortunate ruling on the motion for Summary Judgment. We will now have to wait while the Appellate Court considers our appeal. The increase in fair value of the PIA resulted in a non-cash charge of $2,961,000 for the three months ended June 30, 2019.

We reported a net loss of ($387,730), or ($0.03) per share, for the second quarter of 2019, compared to a prior-year net loss of ($2,962,890), or ($0.42) per share. This is an improvement of $2,575,160 (87%). No income tax provision or benefit was recorded in the first six months of either 2019 or 2018.

Six-Month Operating Results

For the six months ended June 30, 2019, our total revenue decreased by 16% to approximately $5.1 million, compared with revenue of approximately $6.0 million for the six months ended June 30, 2018. Gross profit decreased 22% to $2,132,552 for the six months ended June 30, 2019 versus $2,727,861 in 2018.

Our gross margin decrease is primarily attributable to the 16% decrease in revenues and the cost of sales as percentage of revenues increasing to 58% for the six months ended June 30, 2019 from 55% for the six months ended June 30, 2018.

Selling, General and Administrative (“SG&A”) expenses decreased approximately 57% to $2,651,068 in the six months ended June 30, 2019, versus $6,138,486 a year earlier. The significant decrease was fueled by the patent litigation settlement of $6.0 million that we received in second quarter 2019. Exclusive of the patent litigation settlement overall selling, general and administrative expenses as a percentage of sales increased to 170% for the six months ended June 30, 2019 compared to 102% in the same period in 2018.

We reported an operating loss of ($518,516) for the six months ended June 30, 2019, compared to an operating loss of ($3,410,625) in the previous year.

We elected to record the obligation related to the PIA at fair-value. Accordingly, the estimated fair value of the obligation increased as a result of the $6.0 million litigation settlement with WatchGuard and the delay in the Axon patent litigation caused by the unfortunate ruling on the motion for Summary Judgment. We will now have to wait as the Appellate Court considers our appeal. The increase in fair value of the PIA resulted in a non-cash charge of $3,098,000 for the six months ended June 30, 2019.

We reported a net loss of ($3,592,904), or ($0.32) per share, in the first half of 2019 compared to a prior-year net loss of ($5,551,122), or ($0.78) per share. No income tax provision or benefit was recorded in the first six months of either 2019 or 2018.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. EDT on Thursday August 15, 2019, to discuss its operating results for the second quarter 2019 and the status of its patent infringement litigation against Axon Enterprise, Inc. (“Axon,” formerly known as TASER International, Inc.), along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID# 1990286 a few minutes before 11:15 a.m. EDT on Thursday August 15, 2019.

A replay of the conference call will be available two hours after its completion, from August 15, 2019 until 11:59 p.m. on October 15, 2019 by dialing 855-859-2056 and entering the conference ID # 1990286.

For additional news and information please visit or follow us on Twitter @digitalallyinc and Facebook www.facebook.com/DigitalAllyInc

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results; whether it will be able to resolve its liquidity and operational issues; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins in the future; whether the Company will be able to continue to expand into non-law enforcement markets and increase its service based revenue; whether the Company has resolved its product quality and supply chain issues; whether there will be commercial markets, domestically and internationally, for one or more of the Company’s new products, such as the EVO-HD; whether the Company will achieve positive outcomes in its litigation with Axon, including whether the Appeals Court will rule in our favor; whether and the extent to which the US Patent and Trademark Office (USPTO) rulings will curtail, eliminate or otherwise have an effect on the actions of Axon and others in the marketplace respecting the Company, its products and customers; its ability to deliver its newer product offerings as scheduled, and in particular the new EVO-HD product platform, obtain the required components and products on a timely basis, and have them perform as planned; whether the new partnership with NASCAR, KMC Brands and the Kansas City Chiefs will help expand the appeal for the Company’s products and services; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether it will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “projects,” “should,” or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. It does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2018 and quarterly report on Form 10-Q for the three and six months ended June 30, 2019, filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or

Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2019 AND DECEMBER 31, 2018

	(Unaudited)
	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$331,665	$3,598,807
Accounts receivable-trade, less allowance for doubtful accounts of $90,000 – 2019 and $70,000 - 2018	1,612,046	1,847,886
Accounts receivable-other	500,968	382,412
Inventories, net	6,792,049	6,999,060
Income tax refund receivable, current	44,603	44,603
Prepaid expenses	429,268	429,403

Total current assets	9,710,599	13,302,171

Furniture, fixtures and equipment, net	182,975	247,541
Intangible assets, net	444,982	486,797
Operating lease right of use assets	276,338	—
Income tax refund receivable	45,397	45,397
Other assets	389,749	256,749

Total assets	$11,050,040	$14,338,655

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,857,620	$784,599
Accrued expenses	1,062,234	2,080,667
Current portion of operating lease obligations	357,498	—
Contract liabilities-current	1,794,457	1,748,789
Income taxes payable	3,933	3,689

Total current liabilities	5,075,742	4,617,744

Long-term liabilities:
Proceeds investment agreement, at fair value- less current portion	6,240,000	9,142,000
Contract liabilities-long term	1,864,989	1,991,091

Total liabilities	13,180,731	15,750,835

Commitments and contingencies

Stockholder’s Deficit
Common stock, $0.001 par value; 50,000,000 shares authorized; shares issued: 11,494,055 – 2019 and 10,445,445 – 2018	11,494	10,445
Additional paid in capital	80,990,851	78,117,507
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,226)
Accumulated deficit	(80,975,810)	(77,382,906)

Total stockholders’ deficit	(2,130,691)	(1,412,180)

Total liabilities and stockholders’ deficit	$11,050,040	$14,338,655

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2019 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2019 AND 2018

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Revenue:
Product	$1,945,724	$2,993,700	$3,866,188	$4,984,813
Service and other	601,259	569,850	1,231,591	1,050,250

Total revenue	2,546,983	3,563,550	5,097,779	6,035,063

Cost of revenue:
Product	$1,468,828	$1,831,615	$2,731,899	$3,080,360
Service and other	127,343	113,468	233,328	226,842

Total cost of revenue	1,596,171	1,945,083	2,965,227	3,307,202

Gross profit	950,812	1,618,467	2,132,552	2,727,861
Selling, general and administrative expenses:
Research and development expense	582,905	333,760	1,045,076	773,880
Selling, advertising and promotional expense	1,237,947	712,008	1,993,936	1,386,413
Stock-based compensation expense	585,195	594,228	1,310,393	1,087,746
General and administrative expense	1,977,123	1,415,780	4,301,663	2,890,447
Patent litigation settlement	(6,000,000)	—	(6,000,000)	—
Total selling, general and administrative expenses	(1,616,830)	3,055,776	2,651,068	6,138,486

Operating income (loss)	2,567,642	(1,437,309)	(518,516)	(3,410,625)

Other income (expense)
Interest income	5,628	684	23,612	2,300
Interest expense	—	(152,975)	—	(283,203)
Change in warrant derivative liabilities	—	(310,195)	—	(309,306)
Secured convertible debentures issuance expense	—	(220,312)	—	(220,312)
Loss on the extinguishment of secured convertible debentures	—	—	—	(500,000)
Change in fair value of proceeds investment agreement	(2,961,000)	—	(3,098,000)	—
Change in fair value of secured convertible debentures	—	(842,783)	—	(829,976)

Loss before income tax benefit	(387,730)	(2,962,890)	(3,592,904)	(5,551,122)
Income tax benefit	—	—	—	—

Net loss	$(387,730)	$(2,962,890)	$(3,592,904)	$(5,551,122)
Net loss per share information:
Basic	$(0.03)	$(0.42)	$(0.32)	$(0.78)
Diluted	$(0.03)	$(0.42)	$(0.32)	$(0.78)

Weighted average shares outstanding:
Basic	11,305,248	7,129,260	11,124,222	7,153,219
Diluted	11,305,248	7,129,260	11,124,222	7,153,219

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2019 FILED WITH THE SEC)